  EXHIBIT 10.1

Global Fiber Technologies, Inc. Shareholder Update

In keeping with our philosophy of constant communication with our shareholders we are pleased to update you as to the state of affairs within Global Fiber Technologies, Inc., the holding company and its operating subsidiaries.

The Holding Company (“Global Fiber Technologies, Inc.”)

At the holding company level not much has changed other than the accrual of debt and the loans and advances made by one of our principal officers and directors which as a result created large opportunities for the Company.

Over the last three months, measures have been taken to create a strategic trigger event that will have a very positive effect on the balance sheet and income statement. If initiated it will increase shareholder equity substantially while eliminating most of the debt in the holding company. We are now in the planning stages, and hope this event will be concluded in the not too distant future.

So after a challenging 2020 and 2021we feel the Global Fiber Technologies, Inc., is now poised to maximize shareholder value not only through a balance sheet event but also through the much anticipated roll-out of its Authentic Heroes line, as well as our goal in capitalizing our other two subsidiaries Fiber-Chain and ECOTEK 360, Inc.

The Subsidiaries

1. Authentic Heroes, Inc.

a. General Overview

The Authentic Heroes subsidiary is keeping to its core offerings using proprietary technology to make authenticated replicas of original “event worn” clothing at an affordable price. That proposition our opinion will resonate with the fan base of celebrities in both sports and music. It truly gives the average fan an ability to own a slice of game worn or stage worn history of their favorite athlete or musician.

We will now add the element of a digital Certificate of Authenticity (“COA”) to the ownership package. This added layer of authenticated ownership means that the physical COA you receive with each delivery is being re-insured by the digital COA created on the day of purchase and then stored on our blockchain for the provenance and immutability that collectors and fans should have.

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We also recently completed new “Smart Contracts” under ERC 721, ERC 721a and ERC 1155 for future use with both our physical and intended digital asset offerings. Having three separate types of smart contracts will allow us tremendous flexibility as to what kind of smart contract is suitable for a given situation.

The company’s operations for 2021 were not what we expected to say the least. It was a very challenging year for Authentic Heroes as well as many small companies. Authentic had lost its entire supply chain during 2020 and 2021 as a result of the shutdown here in the US. Instead of launching memorabilia collections in 2021 we spent most of our time trying to re-build a supply chain so we can produce merchandise from our existing licenses. Signing new licenses in 2021 was not a possibility without having the ability to produce merchandise.

We feel we have mitigated that issue with a potentially new supply chain relationship. We are in the middle of creating an alliance with a manufacturing partner overseas. If both parties move forward they overseas partner would invest several million dollars and create an end to end supply chain exclusive to Authentic Heroes. This would allow us to manufacture, warehouse and fulfill our merchandise orders in a 4 to 6-week timeframe instead of an 8 to 12-week timeframe with our former supply chain. This could be a substantial relationship in the making since even the biggest suppliers of fan wear are experiencing delays of 6-10 weeks in many cases. Having the ability to deliver merchandise in a reasonable period of time is of paramount importance when you are an unknown brand looking to establish a footprint in a competitive marketplace.

The overseas manufacturer is now creating samples of the YUNGBLUD memorabilia line with the next step being, receiving the samples back in the coming weeks and getting them approved by Universal Music. When we lost our supply chain Universal Music/Bravado could not rely on the old samples from a supply chain that no longer existed

The YUNGBLUD fan base is rabid to say the least. YUNGBLUD is having an incredible world tour according to our contacts at Universal Music. So we fully expect the release to be well received by the YUNGBLUD fans. It will typically be our policy when releasing physical memorabilia collections, to release them in limited edition “drops” for both scarcity and inventory control. And this philosophy will be utilized when releasing the YUNGBLUD memorabilia merchandise.

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There are many licenses on the table and we will be very aggressive in signing A list athletes and musical artists as soon as we are certain of our supply chain relationship overseas. It is one of the harbingers in creating a formidable brand with the Authentic Heroes proposition in the coming months and for many years to come.

It is our intention as well to look at the licenses that we qualify to apply for in the area of “league sports”. We fully expect to file an application for “Major League Baseball” in the 3rd quarter of 2022. If successful we have already have has discussions with a representative of many Hall of Fame players in the NYC marketplace to create physical and digital fan packages which could be a watershed deal for the Company

b. Authentic Heroes Joint Ventures

In the first four months of 2022 as you already know, we have concentrated very much on creating joint ventures within the confines of the Authentic Heroes subsidiary. It is our belief that these joint ventures can bring voluminous as well as substantial opportunities to bear for our company. Our ability to marry the assets of one joint venture with another joint venture and create a “value added” situation for all parties concerned is very much our plans for 2022 and 2023.

These are partnerships are with organizations which bring Authentic the time, expertise, connections and monies spent that took these organizations years to develop and puts them in our arsenal for very little capital investment.

Authentic Heroes and its patented technology gives the joint venture partner the added element of Blockchain driven authenticated merchandise which drives and compliments their reach into their own marketplace(s) by offering something very unique as part of their offering package in both music and sports

We have already seen this philosophy bearing fruit through the joint ventures we have with Maestro Entertainment and Inventel Products. We basically took an asset in the very large catalog of music masters owned by Maestro and married it with a massive distributor of products in Inventel. We are now in the process of taking orders for Christmas season delivery of a Holiday Season compilation album featuring Bing Crosby, Frank Sinatra to name a few.

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We are filling a void since there is a huge demand for vinyl records and a Holiday Season album seems to fit the bill judging by the order count we have seen in just five retail organizations. Next year could potentially be enormous since we will be monetizing not only Holiday Season again but compilation albums in the areas of Blues, Jazz, Rock n Roll and R & B. We have also been asked by a major retailer to do a Black History month roll-out which we will look to do with several of the major retail, specialty and Big Box stores.

The response so far has been overwhelming for the Holiday Season album 2022. We were expecting to do 50-100,000 units or $1-2 million in revenue for 2022 in the creation and distribution of vinyl records. But instead we have indications for 500,000 units which would generate $10,000,000 in revenue from just 5 retailers.

Filling an order that large at this stage of our operating cycle will depend on our ability to get the “interim” financing necessary to build out that large an inventory in a short window of time. Authentic should have the purchase orders in August for a final order count and will know what we can fill in the coming weeks as we try to arrange a financing for this unexpected but incredible response from the retail stores.

Another joint venture we announced is with Ed Strickland and his partners at N.S.U.C. is one of extraordinary opportunity. Ed is a 40-year veteran of the music industry with tremendous experience and success in the all areas of music production industry.  Rather than elaborate here look at the press release to see what he has accomplished and with whom.

Ed and his organization will be responsible for bringing Authentic Heroes opportunity to license artists, co-produce live events, record new studio driven music. We will then create vinyl collections as well as authenticated physical and digital memorabilia packages from the stage or session worn clothing of the artists.

N.S.U.C. has made introductions to several artists, producers and entertainment attorneys in just a few short weeks. The names of the people involved are the Who’s Who of both legacy and contemporary music. There are several artists and the influencers of musical artists that have shown sincere interest in the Authentic Heroes platform. We expect to sign agreements with those parties in the near future.

Our movement to create sub-brands of the Authentic Heroes proposition is now taking hold. We own over 40 domains related to music and sports. In the month of June, we will announce to hopefully great fanfare our newest music platform which will feature the roll-out of several musical icons.

We believe the platform will have the focus of the music industry since the press coverage effort will be handled by a true giant and very well connected person within the “public relations” world for music.

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2. ECOTEK 360

ECOTEK 360 is working diligently towards reaching the critical point where it can fully commercialize its proprietary technologies for the re-purposing of “end of life” textile products.

Our pilot line has produced excellent results to date and we are now getting closer to the point of being able to create products that can help ameliorate the need for dumping or incinerating end of life textile waste.

We have run tests for hotel chains as well as uniform companies with very promising results. We now will get ECOTEK properly funded so it can operate on a commercial scale with a full time staff. To date it has run part time with a pilot line instead of running a full-time commercial line capable of filling the volume it can potentially generate.

The financing of this opportunity will start later this year with the filing of a Regulation A+ offering that will allow it the capital to start the march towards true commercialization as well as the potential for it to acquire strategic companies.

We will also be distributing a stock dividend on a pari-passu basis to all shareholders of record subsequent to the offering which should be filed before November of this year market conditions allowing.

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3. FIBER-CHAIN

Fiber Chain was a project started in 2018 for the instantaneous and optimal pricing and trading of textile fiber via the Ethereum Blockchain. An IPO was slated in 2020 once we completed a customs and duties database of the 187 countries that trade textile fiber. The front end of the platform was largely completed and functional awaiting the database completion.

Given the circumstances brought on by the Pandemic in 2020 Global Fiber Technologies made the decision to moth ball the project due to the inability to procure funding as the capital markets collapsed.

With monies provided by an officer and director of Global the decision was made in favor of furthering the effort to build out the Authentic Heroes opportunity which had considerably less capital needs and the ability to launch more expeditiously.

It is the intention of Global to move forward in re-establishing the venue later in 2022 or early 2023 also through a Regulation A + funding. The funding necessary to finish the trading platform will be determined this year and then the application with the Securities and Exchange Commission can be subsequently filed.

As is the intention with ECOTEK 360 we will be distributing a stock dividend in Fiber-Chain to shareholders of record on a pari-passu basis subsequent to the success of the Regulation A+ Offering

C. MAXIMIZING SHAREHOLDER VALUE

We realize that shareholder value is tantamount to everyone. To date, we feel that the most recent market for our common equity does not at all reflect the potential that Authentic Heroes, ECOTEK 360 and Fiber-Chain potentially have.

The Company is looking to keep dilution to GFTX shareholders to a minimum while attaining the financing necessary to monetize the upcoming opportunities within the subsidiaries.

Given the fact that sometimes a share price does not respond to positive events, creating the need for alternative financing is something we will now will focus in on and. To keep dilution to the minimum the decision was made to create individual financings of both the ECOTEK 360 and FIBER-CHAIN subsidiaries. In doing this we can avoid the dilution that would ensue if all the subsidiaries were financed directly through the parent company Global Fiber Technologies, Inc. (GFTX).

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Separating both subsidiaries from the parent organization and financing them through a REG A Offering could yield multiple benefits:

1.	Allowing each subsidiary to potentially receive the financing that they need without any dilution to GFTX shareholders.

2.

Being able to monetize the value that is largely hidden under the holding company umbrella while potentially increasing the overall value for our shareholders by potentially owning shares in three separate public companies with separate trading market for each subsidiary on OTCQB which is where they will be listed initially.

3.

Global Fiber will still maintain a “controlling interest” in both companies, allowing Global Fiber to consolidate the financial performance of each subsidiary on its own balance sheet and profit and loss statements

In addressing our convertible notes: We have reduced the outstanding balance on the convertible notes by a substantial amount. It is the company’s intention to have the Notes paid off in cash over the next six months. We expect minimal if any dilution going forward

There is a tremendous workload in front of us. But we want to let our shareholders know that the management and Board of Directors is fully committed to making Global Fiber Technologies, Inc., a potentially game changing company in its areas of endeavor.

We hope this sheds light on where we were, and where are where we are now headed. We look forward to communicating our progress to you on a consistent basis and will have updates for all of you in the not too distant future.

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Safe Harbor Act

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Global Fiber Technologies, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements including those relating to the Company's financing being adequate for the Company to place its products in retail stores, execute its acquisition strategy, and to launch its growth and expansion plans, among others, are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Global Fiber Technologies, Inc.'s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors. No information in this press release should be construed in any way whatsoever as an indication of Global Fiber Technologies Inc.'s future revenues, financial performance or stock price. More information about the potential factors that could affect the business and financial results is and will be included in Global Fiber Technologies, Inc., filings with the Securities and Exchange Commission at www.sec.gov.

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